Exhibit 99.1

News Release | April 14, 2022 Wells Fargo Reports First Quarter 2022 Net Income of $3.7 billion, or $0.88 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Mar 31, 2022	Mar 31, 2021
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$17,592	18,532
Noninterest expense	13,870	13,989
Provision for credit losses	(787)	(1,048)
Net income	3,671	4,636
Diluted earnings per common share	0.88	1.02

Selected Balance Sheet Data ($ in billions)
Average loans	$898.0	873.4
Average deposits	1,464.1	1,393.5
CET1[1]	10.5%	11.8

Performance Metrics
ROE[2]	8.4%	10.3
ROTCE[3]	10.0	12.4

Operating Segments and Other Highlights

	Quarter ended	Mar 31, 2022 % Change from
($ in billions)	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021
Average loans
Consumer Banking and Lending	$325.1	—%	(8)
Commercial Banking	194.4	5	6
Corporate and Investment Banking	284.5	5	16
Wealth and Investment Management	84.8	1	5

Average deposits
Consumer Banking and Lending	881.3	2	12
Commercial Banking	200.7	(3)	6
Corporate and Investment Banking	169.2	(7)	(13)
Wealth and Investment Management	185.8	3	7
Capital
◦Repurchased 110.1 million shares, or $6.0 billion, of common stock in first quarter 2022

First quarter 2022 results included:
◦$1.1 billion, or $0.21 per share, decrease in the allowance for credit losses

Chief Executive Officer Charlie Scharf commented, “Our results in the first quarter reflected the continued economic recovery and the progress we’ve made on our strategic priorities. We had broad-based loan growth, growing both consumer and commercial loans from the fourth quarter. Credit quality remained strong and our results included a $1.1 billion pre-tax reduction in the allowance for credit losses. We continued to return capital to our shareholders, including repurchasing $6 billion of common stock and increasing our quarterly common stock dividend to 25 cents per share.”

“We are moving forward with our risk and control infrastructure work and continue to note that our path forward will be uneven but remain confident in our ability to continue to close remaining gaps over the next several years,” Scharf added.

“We also continue to focus on bringing to market differentiated products and services. We partnered with Bilt Rewards and Mastercard® to issue the first credit card that earns points on rent payments without a transaction fee. We also began rolling out our rebuilt mobile app for consumer customers. It has a new, modern look and feel and a simpler user experience that will help our customers more easily accomplish their banking needs. We continue to invest to improve our digital capabilities with additional enhancements planned for this year,” Scharf continued.

"Our internal indicators continue to point towards the strength of our customers’ financial position, but the Federal Reserve has made it clear that it will take actions necessary to reduce inflation and this will certainly reduce economic growth. In addition, the war in Ukraine adds additional risk to the downside. Wells Fargo is positioned well to provide support for our clients in a slowing economy. While we will likely see an increase in credit losses from historical lows, we should be a net beneficiary as we will benefit from rising rates, we have a strong capital position, and our lower expense base creates greater margins from which to invest.” Scharf concluded.

1 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 26-27 of the 1Q22 Quarterly Supplement for more information on CET1. CET1 for March 31, 2022, is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 1Q22 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Mar 31, 2022 % Change from
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021
Earnings ($ in millions except per share amounts)
Net interest income	$9,221	9,262	8,808	—%	5
Noninterest income	8,371	11,594	9,724	(28)	(14)
Total revenue	17,592	20,856	18,532	(16)	(5)
Net charge-offs	305	423	523	(28)	(42)
Change in the allowance for credit losses	(1,092)	(875)	(1,571)	(25)	30
Provision for credit losses	(787)	(452)	(1,048)	(74)	25
Noninterest expense	13,870	13,198	13,989	5	(1)
Income tax expense	707	1,711	901	(59)	(22)

Wells Fargo net income	$3,671	5,750	4,636	(36)	(21)
Diluted earnings per common share	0.88	1.38	1.02	(36)	(14)

Balance Sheet Data (average) ($ in billions)
Loans	$898.0	875.0	873.4	3	3
Deposits	1,464.1	1,470.0	1,393.5	—	5
Assets	1,919.4	1,943.4	1,934.4	(1)	(1)

Financial Ratios
Return on assets (ROA)	0.78%	1.17	0.97
Return on equity (ROE)	8.4	12.8	10.3
Return on average tangible common equity (ROTCE) (a)	10.0	15.3	12.4
Efficiency ratio (b)	79	63	75
Net interest margin on a taxable-equivalent basis	2.16	2.11	2.05
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 1Q22 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
First Quarter 2022 vs. First Quarter 2021
◦Net interest income increased 5%, primarily due to lower mortgage-backed securities premium amortization, a decrease in long-term debt, and higher loan balances, partially offset by lower interest income from loans purchased from securitization pools and Paycheck Protection Program (PPP) loans
◦Noninterest income decreased 14%, driven by lower mortgage banking income primarily due to lower originations and gain on sale margins, the impact of divestitures, and lower trading activity and investment banking fees. These decreases were partially offset by improved results in our affiliated venture capital and private equity businesses, higher asset-based fees in Wealth and Investment Management on higher market valuations, and an increase in deposit-related fees
◦Noninterest expense decreased 1%. Personnel expense was down primarily due to efficiency initiatives and divestitures. Non-personnel expense increased, reflecting higher operating losses primarily driven by customer remediation expense predominantly for a variety of historical matters, partially offset by divestitures and efficiency initiatives
◦Provision for credit losses in first quarter 2022 included a $1.1 billion decrease in the allowance for credit losses predominantly due to reduced uncertainty around the economic impact of the COVID-19 pandemic on our loan portfolios, as well as a decrease in net charge-offs

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021
Capital:
Total equity	$181.7	190.1	188.0
Common stockholders’ equity	160.0	168.3	166.7
Tangible common equity (a)	133.1	141.3	138.7
Common Equity Tier 1 (CET1) ratio (b)	10.5%	11.4	11.8
Total loss absorbing capacity (TLAC) ratio (c)	22.3	23.0	25.2
Supplementary Leverage Ratio (SLR) (d)	6.6	6.9	7.9

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	119	118	127
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 1Q22 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 26-27 of the 1Q22 Quarterly Supplement for more information on CET1. CET1 for March 31, 2022, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for March 31, 2022, is a preliminary estimate.
(d)SLR for March 31, 2022, is a preliminary estimate.
(e)Represents high-quality liquid assets divided by projected net cash outflows, as each is defined under the LCR rule. LCR for March 31, 2022, is a preliminary estimate.

Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021
Net charge-offs	$305	423	523
Net loan charge-offs as a % of average total loans (annualized)	0.14%	0.19	0.24

Total nonaccrual loans	$6,871	7,212	8,055
As a % of total loans	0.75%	0.81	0.93
Total nonperforming assets	$7,001	7,324	8,195
As a % of total loans	0.77%	0.82	0.95

Allowance for credit losses for loans	$12,681	13,788	18,043
As a % of total loans	1.39%	1.54	2.09
First Quarter 2022 vs. Fourth Quarter 2021
◦Net loan charge-offs remained low. The commercial portfolio had net recoveries of (0.02%) (annualized) as a percentage of average loans. The consumer net loan charge-off rate decreased to 0.35% (annualized) from a fourth quarter 2021 that included 16 bps of net loan charge-offs related to a change in practice to fully charge-off certain delinquent legacy residential mortgage loans. First quarter 2022 included higher auto losses and seasonally higher credit card losses
◦Nonperforming assets decreased 4%. Nonaccrual loans decreased $341 million driven by a decrease in commercial nonaccrual loans, partially offset by an increase in residential mortgage nonaccrual loans primarily resulting from certain borrowers exiting COVID-19-related accommodation programs

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Mar 31, 2022 % Change from
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021
Earnings (in millions)
Consumer and Small Business Banking	$5,071	4,872	4,550	4%	11
Consumer Lending:
Home Lending	1,490	1,843	2,227	(19)	(33)
Credit Card	1,265	1,271	1,188	—	6
Auto	444	470	403	(6)	10
Personal Lending	293	277	286	6	2
Total revenue	8,563	8,733	8,654	(2)	(1)
Provision for credit losses	(190)	126	(419)	NM	55
Noninterest expense	6,395	6,126	6,267	4	2

Net income	$1,770	1,862	2,104	(5)	(16)

Average balances (in billions)
Loans	$325.1	325.4	353.1	—	(8)
Deposits	881.3	864.4	789.4	2	12
NM – Not meaningful
First Quarter 2022 vs. First Quarter 2021
◦Revenue decreased 1%
▪Consumer and Small Business Banking was up 11% primarily due to higher deposit balances, higher deposit-related fees primarily reflecting lower fee waivers, and an increase in debit card transaction volumes, partially offset by lower revenue from PPP loans
▪Home Lending was down 33% primarily due to lower mortgage banking income driven by lower originations and lower gain on sale margins, as well as lower interest income from loans purchased from securitization pools, partially offset by higher mortgage servicing income
▪Credit Card was up 6% on higher loan balances and point of sale volume
▪Auto was up 10% and Personal Lending was up 2%, primarily due to higher loan balances
◦Noninterest expense increased 2% reflecting higher operating losses primarily driven by customer remediation expense predominantly for a variety of historical matters, partially offset by lower salary expense, consultant spend and occupancy expense as a result of efficiency initiatives, as well as lower mortgage origination-related commissions

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Mar 31, 2022 % Change from
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021
Earnings (in millions)
Middle Market Banking	$1,246	1,167	1,159	7%	8
Asset-Based Lending and Leasing	1,081	1,117	922	(3)	17
Total revenue	2,327	2,284	2,081	2	12
Provision for credit losses	(344)	(384)	(399)	10	14
Noninterest expense	1,531	1,393	1,630	10	(6)

Net income	$857	954	637	(10)	35

Average balances (in billions)
Loans	$194.4	184.6	183.1	5	6
Deposits	200.7	207.7	189.4	(3)	6
First Quarter 2022 vs. First Quarter 2021
◦Revenue increased 12%
▪Middle Market Banking was up 8% primarily due to higher deposit and loan balances, as well as the impact of higher interest rates
▪Asset-Based Lending and Leasing was up 17% driven by higher loan balances, stronger net gains from equity securities, and higher revenue from renewable energy investments
◦Noninterest expense decreased 6% primarily driven by lower personnel and occupancy expense due to efficiency initiatives, and lower lease expense

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Mar 31, 2022 % Change from
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021
Earnings (in millions)
Banking:
Lending	$521	519	453	—%	15
Treasury Management and Payments	432	373	370	16	17
Investment Banking	331	464	416	(29)	(20)
Total Banking	1,284	1,356	1,239	(5)	4
Commercial Real Estate	995	1,095	912	(9)	9
Markets:
Fixed Income, Currencies, and Commodities (FICC)	877	794	1,144	10	(23)
Equities	267	205	252	30	6
Credit Adjustment (CVA/DVA) and Other	25	13	36	92	(31)
Total Markets	1,169	1,012	1,432	16	(18)
Other	22	49	21	(55)	5
Total revenue	3,470	3,512	3,604	(1)	(4)
Provision for credit losses	(196)	(194)	(284)	(1)	31
Noninterest expense	1,983	1,765	1,833	12	8

Net income	$1,258	1,454	1,555	(13)	(19)

Average balances (in billions)
Loans	$284.5	272.0	246.1	5	16
Deposits	169.2	182.1	194.5	(7)	(13)
First Quarter 2022 vs. First Quarter 2021
◦Revenue decreased 4%
▪Banking was up 4% primarily driven by higher loan balances and improved treasury management results, partially offset by lower debt and equity origination fees as a result of lower market activity
▪Commercial Real Estate was up 9% reflecting higher loan balances and higher revenue in our low-income housing business, partially offset by lower commercial mortgage-backed securities gain on sale margins and volumes
▪Markets was down 18% primarily due to lower trading activity in residential mortgage-backed securities and high yield products, partially offset by higher foreign exchange, rates, and commodities trading revenue
◦Noninterest expense increased 8% primarily driven by higher personnel expense

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Mar 31, 2022 % Change from
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021
Earnings (in millions)
Net interest income	$799	666	657	20%	22
Noninterest income	2,958	2,982	2,887	(1)	2
Total revenue	3,757	3,648	3,544	3	6
Provision for credit losses	(37)	(3)	(43)	NM	14
Noninterest expense	3,175	2,898	3,028	10	5

Net income	$465	564	419	(18)	11

Total client assets (in billions)	2,080	2,183	2,062	(5)	1

Average balances (in billions)
Loans	$84.8	84.0	80.8	1	5
Deposits	185.8	180.9	173.7	3	7
NM – Not meaningful
First Quarter 2022 vs. First Quarter 2021
◦Revenue increased 6%, primarily due to higher asset-based fees driven by an increase in market valuations and higher net interest income as a result of higher interest rates, as well as an increase in deposit and loan balances, partially offset by lower transactional activity
◦Noninterest expense increased 5%, primarily driven by higher revenue-related compensation

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Mar 31, 2022 % Change from
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Dec 31, 2021	Mar 31, 2021
Earnings (in millions)
Net interest income	$(818)	(420)	(390)	(95)%	NM
Noninterest income	806	3,540	1,417	(77)	(43)
Total revenue	(12)	3,120	1,027	NM	NM
Provision for credit losses	(20)	3	97	NM	NM
Noninterest expense	786	1,016	1,231	(23)	(36)

Net income (loss)	$(679)	916	(79)	NM	NM
NM – Not meaningful
First Quarter 2022 vs. First Quarter 2021
◦Revenue decreased $1.0 billion
▪Net interest income decreased primarily due to higher deposit crediting rates paid to the operating segments and the sales of our student loan portfolio and our Corporate Trust Services business in 2021
▪Noninterest income decreased predominantly driven by the impact of the sales of Wells Fargo Asset Management and our Corporate Trust Services business, the gain on sale of our student loan portfolio in first quarter 2021, and lower gains on the sales of securities in our investment portfolio, partially offset by improved results in our affiliated venture capital and private equity businesses
◦Noninterest expense decreased predominantly due to the impact of business divestitures

Conference Call
The Company will host a live conference call on Thursday, April 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-790-1806 (U.S. and Canada) or 312-470-7125 (International/U.S. Toll) and enter passcode: 4859855. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://attendesource.com/profile/web/index.cfm?PKwebID=0x86774275a&varPage=home.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Thursday, April 14 through
Thursday, April 28. Please dial 1-800-685-6061 (U.S. and Canada) or 203-369-3604 (International/U.S. Toll) and enter passcode: 41422. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://attendesource.com/profile/web/index.cfm?PKwebID=0x86774275a&varPage=home.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the conflict in Ukraine), and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov4.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

4 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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